Exhibit (n)(3)
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our report date January 7, 2010 with respect to the financial statements of Main Street Capital II, LP contained in the Registration Statement and Prospectus Supplement filed on January 12, 2010. We consent to the use of the aforementioned report in the Registration Statement and Prospectus Supplement, and to the use of our name as it appears under the caption “Independent Registered Public Accounting Firm”.
/s/ GRANT THORNTON LLP
Houston, Texas
January 12, 2010